EXHIBIT 99.1
                                                                    ------------

     ARIAD Presents Positive Efficacy Data on AP23573, Novel mTOR Inhibitor, in Phase 2 Advanced Sarcoma Cancer Trial; Investor Call to Discuss Results and
                    Development Plans at 6:30 p.m. ET Tonight


     ATLANTA & CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 5, 2006--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that AP23573 - its novel mTOR inhibitor - demonstrated efficacy and was well tolerated as a single agent in a multi-center Phase 2 trial in metastatic and/or unresectable soft-tissue and bone sarcomas involving 212 patients, at least 90% of whom had progressive disease. The primary end-point of the trial - evidenced by clinical-benefit response rates - was achieved in the three most prevalent types of sarcoma (i.e., bone sarcoma, leiomyosarcoma and liposarcoma). Treatment with AP23573 more than doubled progression-free survival when compared to historical control data published by the European Organization for Research and Treatment of Cancer (EORTC).
     "What do these results mean for sarcoma patients? The period of time that patients remained stable - in other words, their disease didn't get worse - was at least twice as long on AP23573 as would be expected. What does this mean for ARIAD? We now have consistent evidence of efficacy of our lead cancer product candidate in all major sub-types of sarcoma, setting the stage for the Phase 3 clinical trial and subsequent commercialization," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

     Plans for Phase 3 Trial

     Based on the Company's ongoing interactions with the Food and Drug Administration (FDA) and the European Medicines Agency (EMEA), ARIAD plans to conduct a randomized, worldwide Phase 3 clinical trial of oral AP23573 in patients with advanced sarcomas.
     As in the Phase 2 trial, eligible patients will have a broad range of metastatic and/or unresectable soft-tissue and bone sarcomas. However, unlike the Phase 2 trial, patients enrolled in the pivotal trial will have at least stable disease following a favorable response to chemotherapy. The goals of the trial will be to prolong progression-free and overall survival for these patients. AP23573 was granted Fast Track status by the FDA for both soft-tissue and bone sarcomas in April 2005.

     Comprehensive AP23573 Phase 2 Trial Results from Entire Study Population

     The following results were presented this afternoon by Dr. Sant Chawla, co-principal investigator of the study, in an oral session during the 42nd annual meeting of the American Society of Clinical Oncology (ASCO) in Atlanta, Georgia (See, Trial Design section for definitions):

     -- The AP23573 clinical-benefit response (CBR) rate for the overall trial was 29%.

     -- The CBR rates were not statistically different among the four sub-groups (i.e., bone, 30%; leiomyosarcoma, 33%; liposarcoma, 30%; and other, 23%).

     -- The primary endpoint of the trial was achieved for the three most prevalent types of advanced sarcomas.

     -- The AP23573 progression-free survival (PFS) rate at six months for the overall trial was 24%.

     -- The PFS rates were not statistically different between the bone and soft-tissue sarcoma sub-groups (25% vs. 23%, respectively). The PFS rates also were not statistically different among the four sub-groups.

     -- The median AP23573 PFS for the overall trial was 15 weeks, with no statistically significant differences among the four sub-groups.

     -- Treatment with AP23573 more than doubled PFS when compared to historical control data (i.e., a surrogate for placebo data) published by the EORTC. See, Van Glabbeke, M. et al. (2002) Eur J Cancer 38:543 (reprint available at www.ariad.com).

          --   AP23573 PFS rate of 23% vs. 8% in the EORTC analysis.

          --   AP23573 median PFS of 15 weeks vs. 7 weeks in the EORTC analysis.

          -- The CBR and PFS data were not statistically different between stages 1 and 2 of the Simon's two-stage design.

     -- The AP23573 side effects were generally mild or moderate and reversible, with the most common being mouth sores, fatigue, increased triglycerides, low red blood cell count and nausea.

     Camille L. Bedrosian, M.D., chief medical officer of ARIAD, added, "The patients in our Phase 2 trial had very advanced sarcomas; most were unresponsive to chemotherapy and had disease progression at the time of entry into the trial. In contrast, we have chosen a less advanced sarcoma population to study in Phase 3 in which patients had clinical benefit from chemotherapy and we believe will have the greatest likelihood of survival benefit from a new molecularly targeted agent such as AP23573."

     Phase 2 Clinical Trial Design

     The Phase 2 trial included four well-defined sub-groups of sarcomas (i.e., bone sarcomas and three sub-groups of soft-tissue sarcomas - leiomyosarcoma, liposarcoma, and other). Patients received a fixed-flat dose of 12.5 mg of AP23573 intravenously using a daily dosing regimen of drug (i.e., five days on, nine days off, drug and 4-week cycles).
     The efficacy of AP23573 was evaluated using two closely related measures of disease progression: clinical-benefit response (CBR; characterized as tumor regression - complete or partial response - or disease stabilization for at least 4 cycles by RECIST guidelines), and PFS (estimated using Kaplan-Meier analysis and reported as the six-month rate and the median duration). All measures of efficacy were evaluated in the entire study population and each of the four sarcoma sub-groups.
     The trial was designed to determine the CBR rate independently for each of the four sarcoma sub-groups - the primary end-point of the trial. AP23573 was considered effective if at least 25% of patients in that sub-group, a value predefined by the statistical plan, demonstrated CBRs.

     Investor Conference Call Reminder

     ARIAD will host an investor conference call today, Monday, June 5, 2006 at 6:30 p.m. (ET), to discuss the results in further detail. The webcast can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor or by dialing 1-888-396-2298 (domestic) or 617-847-8708 (international) five minutes prior to the start time and providing the passcode 73326584. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

     About AP23573

     ARIAD's lead product candidate, AP23573, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated both as a fast-track product and an orphan drug by the U.S. Food and Drug Administration and as an orphan drug by the European Medicines Agency for the treatment of soft-tissue and bone sarcomas. In addition to its program in oncology, ARIAD is collaborating with Medinol Ltd to develop stents and other medical devices that deliver AP23573 to prevent reblockage at sites of vascular injury following stent-assisted angioplasty.

     About ARIAD

     ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

     Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "may", "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates, including the Phase 3 pivotal trial described in this press release, risks and uncertainties that clinical trial results at any phase of development, including the results of our advanced sarcoma trial described in this press release, may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings, litigation, prosecution and re-examination proceedings concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


     CONTACT: ARIAD Pharmaceuticals, Inc.
              Investors
              Ed Fitzgerald, 617-621-2345
              or
              Media
              Pure Communications
              Sheryl Seapy, 949-608-0841